Item 77C  Submission of matters to a vote of security holders

The Annual Meeting of Stockholders (the Meeting) was held on
February 23, 2012 in New York. The voting results for each of the two proposals considered at the annual stockholders meeting are as follows:

1.	Election of Directors  The stockholders of the Fund
elected Michael F. Holland, Joe O. Rogers, Bing Shen, M. Christopher Canavan, Jr. and Anthony Kai Yiu Lo to the Board of Directors to hold office until their successors are elected and qualified.



Director			Votes cast for	     Votes withheld
Michael F. Holland		10,115,559		4,613,423
Joe O. Rogers			3,387,485		11,341,497
Bing Shen			9,881,525		4,847,457
M. Christopher Canavan, Jr.	3,430,069		11,298,913
Anthony Kai Yiu Lo		3,374,257		11,354,725

2.	Approval of the proposed Investment Advisory and Management
Agreement between the Fund and Martin Currie, Inc. and the proposed Sub-Advisory Agreement between Martin Currie and APS Asset Management
 Pte Ltd.

For		Against		Abstain		Non-votes
12,353,463	403,861		13,016		1,958,642